                                                                      Exhibit 99

                 UNION PACIFIC RESOURCES GROUP INC. THRIFT PLAN

      Financial Statements for the Years Ended December 31, 1996 and 1995,
          Supplemental Schedules for the Year Ended December 31, 1996,
                        and Independent Auditors' Report


                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits
         As of December 31, 1996 and 1995                                    2

   Statements of Changes in Net Assets Available for Benefits
         For the Year Ended December 31, 1996                                3

   Statements of Changes in Net Assets Available for Benefits
         For the Year Ended December 31, 1995                                4

   Notes to Financial Statements                                            5-11

SUPPLEMENTAL SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 1996
   Item 27a - Schedule of Assets Held for Investment Purposes                12
   Item 27d - Schedule of Reportable Transactions                            13


INDEPENDENT AUDITORS' REPORT

To the Trustees and Participants of the
Union Pacific Resources Group Inc. Employees' Thrift Plan:

We have audited the accompanying statements of net assets available for benefits of Union Pacific Resources Group Inc. Employees' Thrift Plan ("Plan") as of December 31, 1996 and 1995 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995 and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information by fund is presented for the purpose of additional analysis of the basic financial statements rather than to present information regarding the net assets available for benefits and changes in net assets available for benefits of the individual funds. The supplemental schedules listed in the table of contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by fund and supplemental schedules are the responsibility of the Plan's management. Such supplemental information by fund and supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 1996 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Fort Worth, Texas
June 24, 1997

UNION PACIFIC RESOURCES GROUP INC. EMPLOYEES' THRIFT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1996 AND 1995
-------------------------------------------------------------------------------


                                                       1996            1995
                                                   ------------    ------------
Investments, at fair value (Notes 2 & 3)
     UPC Common Stock                              $ 21,843,840
     UPR Fixed Income Fund                           43,159,608
     Index Trust - 500 Portfolio                     48,065,595
     Company Stock (PAYSOP)                           2,917,842    $  2,321,303
     Loan Fund                                        5,053,489       5,072,706
     Wellington                                      10,878,587       9,062,293
     U.S. Growth                                     11,134,463       6,036,875
     International Growth                             8,293,049       5,794,616
     Bond Index                                       1,573,957       1,690,271
     UPR Group Stock Fund                            17,426,039       2,858,003
     VMMR Prime Portfolio                             1,055,230         262,590
     Union Pacific Company Stock                                     26,774,213
     Union Pacific Equity Index                                      38,628,796
     Union Pacific Fixed Income                                      45,358,720
                                                   ------------    ------------
NET ASSETS AVAILABLE FOR BENEFITS                  $171,401,699    $143,860,386
                                                   ============    ============

The accompanying notes are an integral part of these financial statements.

           UNION PACIFIC RESOURCES GROUP INC. EMPLOYEES' THRIFT PLAN STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


<Caption
                                                                    SUPPLEMENTAL FUND INFORMATION
                                         ========================================================================================
                                         UNION PACIFIC  UNION PACIFIC  UNION PACIFIC    COMPANY
                                TOTAL       COMPANY        EQUITY         FIXED          STOCK         LOAN
                                PLAN        STOCK          INDEX          INCOME        (PAYSOP)       FUND           WELLINGTON
                        =========================================================================================================
INVESTMENT INCOME:

DIVIDEND & INTEREST           $7,084,740     $485,024      $543,571      $2,139,276      $49,532        $392,140        $871,247

NET APPRECIATION/
(DEPRECIATION) IN FAIR
VALUE OF INVESTMENTS
(Note 3)                      19,208,459    2,830,061     4,993,517         (22,520)     689,251                         669,056


CONTRIBUTIONS BY:
PARTICIPANTS                   6,457,352       99,752     1,386,001       1,390,915        5,187          16,524         909,185
UNION PACIFIC RESOURCES        4,473,259                    114,746         204,545                                       59,511


DISTRIBUTION OF UPR STOCK

NET TRANSFERS BETWEEN
FUNDS                                     (29,522,545)  (44,085,597)    (46,599,421)                    (222,028)        (41,114)
                        ---------------------------------------------------------------------------------------------------------
TOTAL ADDITIONS               37,223,810  (26,107,708)  (37,047,762)    (42,887,205)     743,970         186,636       2,467,885
                        ---------------------------------------------------------------------------------------------------------

DISTRIBUTIONS:
WITHDRAWALS BY
PARTICIPANTS                   8,394,690      662,236     1,519,205       2,419,118      132,050         205,853         651,591
NET TRANSFERS TO/(FROM)
OTHER PLANS &
PARTICIPANTS                   1,287,807        4,269        61,829          52,397       15,381
                        ---------------------------------------------------------------------------------------------------------
TOTAL DISTRIBUTIONS            9,682,497      666,505     1,581,034       2,471,515      147,431         205,853         651,591
                        ---------------------------------------------------------------------------------------------------------

NET INCREASE(DECREASE)        27,541,313  (26,774,213)  (38,628,796)    (45,358,720)     596,539         (19,217)      1,815,294


NET ASSETS AVAILABLE FOR
BENEFITS:
BEGINNING OF YEAR            143,860,386   26,774,213    38,628,796      45,358,720    2,321,303       5,072,706       9,082,293
                        ---------------------------------------------------------------------------------------------------------
END OF YEAR                 $171,401,699           $0            $0              $0   $2,917,842      $5,053,489     $10,678,587
                        =========================================================================================================

<Caption

                                                                SUPPLEMENTAL FUND INFORMATION
                        ===========================================================================================================

                               U.S.     INTERNATIONAL  BOND        UPR GROUP     VMMR PRIME    UPC COMMON   UPR FIXED   INDEX TRUST
                              GROWTH      GROWTH       INDEX       STOCK FUND     PORTFOLIO      STOCK       INCOME   500 PORTFOLIO
                        ===========================================================================================================
INVESTMENT INCOME:

DIVIDEND & INTEREST          $817,410    $360,642    $108,604       $60,871       $24,943                   $659,577      $571,903


NET APPRECIATION/
(DEPRECIATION) IN FAIR
VALUE OF INVESTMENTS
(Note 3)                    1,187,719     648,927     (49,775)      594,335                   4,638,966        9,346     3,019,576


CONTRIBUTIONS BY:
PARTICIPANTS                  996,543     683,038     135,983         2,446        40,834         4,909      394,080       391,955
UNION PACIFIC RESOURCES        65,092      43,770       9,635     3,982,679         1,085                     (7,804)


DISTRIBUTION OF UPR STOCK                                         9,581,641                  (9,581,641)

NET TRANSFERS BETWEEN
FUNDS                       2,271,284   1,319,455    (220,006)      490,507       960,145    26,858,864   43,740,916    45,049,540
                           --------------------------------------------------------------------------------------------------------
TOTAL ADDITIONS             5,338,048   3,055,832     (15,559)   14,712,479     1,027,007    21,921,098   44,796,115    49,032,974
                           --------------------------------------------------------------------------------------------------------

DISTRIBUTIONS:
WITHDRAWALS BY
PARTICIPANTS                  240,460     306,737     100,755       141,123       234,367        77,258    1,327,938       375,999
NET TRANSFERS TO/(FROM)
OTHER PLANS &
PARTICIPANTS                              250,662                     3,320                                  308,569       591,380
                           --------------------------------------------------------------------------------------------------------
TOTAL DISTRIBUTIONS           240,460     557,399     100,755       144,443       234,367        77,258    1,636,507       967,379
                           --------------------------------------------------------------------------------------------------------
NET INCREASE(DECREASE)      5,097,588   2,498,433    (116,314)   14,568,036       792,640    21,843,840   43,159,608    48,065,595


NET ASSETS AVAILABLE FOR
BENEFITS:
BEGINNING OF YEAR           6,036,875   5,794,616    1,690,271    2,858,003       262,590
                          ---------------------------------------------------------------------------------------------------------
END OF YEAR               $11,134,463  $8,293,049   $1,573,957  $17,426,039    $1,055,230   $21,843,840   $43,159,608  $48,065,595
                          =========================================================================================================


The accompanying notes are an integral part of these financial statements.

           UNION PACIFIC RESOURCES GROUP INC. EMPLOYEES' THRIFT PLAN STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                     FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                    SUPPLEMENTAL FUND INFORMATION
                                            ===============================================================================
                                             UNION PACIFIC   UNION PACIFIC   UNION PACIFIC       COMPANY
                                TOTAL           COMPANY         EQUITY          FIXED             STOCK            LOAN
                                PLAN             STOCK          INDEX           INCOME           (PAYSOP)          FUND
                           ================================================================================================
INVESTMENT INCOME:

DIVIDEND & INTEREST        $   6,131,870    $     709,072   $     934,724    $   3,215,923    $      61,134   $     329,984

NET APPRECIATION IN FAIR
VALUE OF INVESTMENTS
(Note 3)                      21,821,982        8,290,148       9,266,714          321,703          712,717

CONTRIBUTIONS BY:
PARTICIPANTS                   6,022,641          170,755       1,453,672        2,359,711            1,332          33,934
UNION PACIFIC RESOURCES        4,263,172        1,194,809         793,851        1,115,793

NET TRANSFERS BETWEEN
FUNDS                                            (982,156)        729,209       (6,681,773)                         446,056
                           ------------------------------------------------------------------------------------------------

TOTAL ADDITIONS               38,239,665        9,382,628      13,178,170          331,357          775,183         809,974
                           ------------------------------------------------------------------------------------------------

DISTRIBUTIONS:
WITHDRAWALS BY
PARTICIPANTS                   5,227,595          842,076         872,709        2,777,654           75,518          87,288

NET TRANSFERS TO/(FROM)
OTHER PLANS &
PARTICIPANTS                     490,372           21,879          61,732          242,891            7,769
                           ------------------------------------------------------------------------------------------------

TOTAL DISTRIBUTIONS            5,717,967          863,955         934,441        3,020,545           83,287          87,288
                           ------------------------------------------------------------------------------------------------

NET INCREASE(DECREASE)        32,521,698        8,518,673      12,243,729       (2,689,188)         691,896         722,686

NET ASSETS AVAILABLE FOR
BENEFITS:
BEGINNING OF YEAR            111,338,688       18,255,540      26,385,067       48,047,908        1,629,407       4,350,020
                           ------------------------------------------------------------------------------------------------
END OF YEAR                $ 143,860,386    $  26,774,213   $  38,628,796    $  45,358,720    $   2,321,303   $   5,072,706
                           ================================================================================================

                                                            SUPPLEMENTAL FUND INFORMATION
                           ============================================================================================

                                                            INTERNATIONAL        BOND         UPR GROUP      VMMR PRIME
                             WELLINGTON       U.S. GROWTH       GROWTH           INDEX        STOCK FUND     PORTFOLIO
                           ============================================================================================
INVESTMENT INCOME:

DIVIDEND & INTEREST        $     389,687    $     235,167   $     153,000   $      94,719   $       6,962   $     1,498

NET APPRECIATION IN FAIR
VALUE OF INVESTMENTS
(Note 3)                       1,356,992          855,336         586,833         138,063         293,476

CONTRIBUTIONS BY:
PARTICIPANTS                     632,145          563,920         652,412         153,447                         1,313
UNION PACIFIC RESOURCES          284,093          253,458         299,565          66,726         254,096           781

NET TRANSFERS BETWEEN
FUNDS                          2,202,093        2,668,788      (1,036,707)         91,183       2,304,309       258,998
                           --------------------------------------------------------------------------------------------

TOTAL ADDITIONS                4,865,010        4,576,669         655,103         544,138       2,858,843       262,590
                           --------------------------------------------------------------------------------------------

DISTRIBUTIONS:
WITHDRAWALS BY
PARTICIPANTS                     141,284          124,754         283,636          21,836             840

NET TRANSFERS TO/(FROM)
OTHER PLANS &
PARTICIPANTS                     120,116            1,633          34,352
                           --------------------------------------------------------------------------------------------

TOTAL DISTRIBUTIONS              261,400          126,387         317,988          21,836             840             0
                           --------------------------------------------------------------------------------------------

NET INCREASE(DECREASE)         4,603,610        4,450,282         337,115         522,302       2,858,003       262,590

NET ASSETS AVAILABLE FOR
BENEFITS:
BEGINNING OF YEAR              4,458,683        1,586,593       5,457,501       1,167,969
                           --------------------------------------------------------------------------------------------
END OF YEAR                $   9,062,293    $   6,036,875   $   5,794,616   $   1,690,271   $   2,858,003   $   262,590
                           ============================================================================================


The accompanying notes are an integral part of these financial statements.

UNION PACIFIC RESOURCES GROUP INC. EMPLOYEES' THRIFT PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996 AND 1995

1.       DESCRIPTION OF PLAN

The following description of the Union Pacific Resources Group Inc. and its subsidiaries (the "Company") Employees' Thrift Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

         a. GENERAL - The Plan is a defined contribution pension plan covering all full-time, non-agreement employees and agreement employees in accordance with union contracts of Union Pacific Resources Group Inc. who have completed twelve months of continuous service or are regular part-time employees who have completed twelve months of service and worked at least 1,000 hours. The Board of Directors of Union Pacific Resources Group Inc. and the Plan Administrator control and manage the operation and administration of the Plan. In October 1995, the Company sold approximately 17% of its common stock in an initial public offering (the "Offering"). Prior to consummation of the Offering, the Company was wholly owned by Union Pacific Corporation ("UPC"). Following the Offering and until October 15, 1996, UPC owned approximately 83% of the Company's outstanding common stock. Concurrent with the Offering, UPC announced its intention to distribute its remaining ownership interest in the Company to its shareholders as a dividend by means of a tax-free distribution (the "Distribution"). On October 15, 1996, the Distribution was consummated. At this time, the participants in the Plan received .846946 of a share of the Company's Common Stock for each share of UPC common stock held in the participants' accounts. This distribution was 343,736 shares at $27.875.


         b. CONTRIBUTIONS - The Company contributes to the Plan on behalf of each participant an amount equal to 200% of the participant's basic contribution, limited to 3% of the participant's base salary. The Plan meets the requirements of section 401(k) of the Internal Revenue Code, which (i) permits certain employee contributions to be withheld on a "salary deferral" basis, so that amounts deducted will not be included in the employee's income for Federal income tax purposes,
         (ii) allows employees to contribute up to 13% of their salary to the Plan, and (iii) makes various other changes intended to give participants greater control and flexibility with respect to Plan investments. In prior years the Plan provided for payroll based employee stock ownership plan contributions ("PAYSOP").

         c. LOANS TO PARTICIPANTS - In June 1985, the loan provisions of the Plan were approved by the Internal Revenue Service and became effective. The amount of a loan is limited to one-half of the vested value of a participant's accounts, excluding PAYSOP and subject to a minimum and maximum loan amount. As the loan is repaid, all principal and interest payments will be credited to the participant's accounts, excluding PAYSOP, in the same proportions as the contributions then being made on behalf of the participant. If no contributions are then being made, the loan repayments will be invested in accordance with the participant's most recent investment election, unless he or she directs otherwise to the extent permitted by the Plan. Participants' loans, which are secured by the participants' individual account balances, bear a fixed rate of interest set by the Plan Administrator based on interest rates then being charged on similar loans, and are repayable over periods not exceeding five years, except loans relating to a principal residence, in which case the term of the loan shall not exceed fifteen years.
         The loans bear interest ranging from 6% to 10% and have terms ranging from 1 to 15 years. The number of loans outstanding at December 31, 1996 and 1995 was 559 and 588, respectively.

         d. PARTICIPANT ACCOUNTS - Aggregate monthly employee contributions, other than PAYSOP contributions, may be invested entirely in the UPR Fixed Income Fund, Vanguard/Wellington Fund (Wellington), Vanguard U.S. Growth Fund (U.S. Growth), Vanguard International Growth Fund (International Growth), VMMR Prime Portfolio, Vanguard Bond Index Fund (Bond Index), Vanguard Index Trust
         - 500 Portfolio Fund or any combination thereof, in multiples of 5% in accordance with separate elections by each employee. In the event a participant has an account balance under the UPC Thrift Plan at the time the participant becomes an employee of the Company, the participant's account balance under the UPC Thrift Plan is transferred to the Plan and credited to the participant's like accounts under the Plan. Since March 1, 1996, all employer contributions have been invested in the UPR Group Stock Fund. Employer contributions prior to March 1, 1996 but subsequent to the Offering, were eligible to be invested in all of the available funds including the UPR Group Stock Fund, in multiples of 5% in accordance with separate elections by each employee. Prior to the Offering, employer contributions were eligible to be invested in all of the available funds including the Union Pacific Company Stock Fund, in multiples of 5% in accordance with separate elections by each employee.

         Participants' Plan accounts are maintained on a unit basis. Under this method, an employee's account value is expressed in units of participation, representing an undivided interest in the underlying assets and income of the Fund. The purchase or redemption price of the units is determined daily by the Trustee, based on the current market values, or contract value in the case of Guaranteed Investment Contracts (GICs), of the underlying assets of the Fund.


THE NUMBER OF UNITS AND THEIR UNIT VALUES AT DECEMBER 31, 1996 AND 1995:

                                                                           1996                          1995
                                                                 ---------------------------    ------------------------
                                                                                   UNIT                         UNIT
                                                                      UNITS        VALUE             UNITS      VALUE
                                                                 ========================================================
          UPC COMMON STOCK                                            1,709,221   12.78
          UPR FIXED INCOME FUND                                       4,260,573   10.13
          INDEX TRUST - 500 PORTFOLIO                                   695,014   69.16
          PAYSOP                                                        219,387   13.30               164,748  $14.09
          WELLINGTON                                                    416,007   26.15               370,949   24.43
          U.S. GROWTH                                                   469,017   23.74               296,652   20.35
          INTERNATIONAL GROWTH                                          503,830   16.46               385,793   15.02
          BOND INDEX                                                    159,955    9.84               166,693   10.14
          UPR GROUP STOCK FUND                                        1,310,228   13.30               246,592   11.50
          VMMR PRIME PORTFOLIO                                        1,055,230    1.00               262,590    1.00
          UNION PACIFIC COMPANY STOCK                                                               1,900,228   14.09
          UNION PACIFIC EQUITY INDEX                                                                2,417,321   15.98
          UNION PACIFIC FIXED INCOME                                                                4,473,247   10.14

           e. VESTING - Vesting is based exclusively upon years of service. Participants at all times have a 100% vested interest in their voluntary contributions plus actual earnings thereon and their PAYSOP account. A participant's vested interest in the portion of his/her account derived from Company contributions are 100% vested after four years and 1,000 hours of credited service. A participant's interest in the Company's contributions will also become 100% vested if while employed by the Company, the participant reaches age 65, dies, or sustains a total and permanent disability.

           f. PAYMENT OF BENEFITS - Except for PAYSOP accounts, a participant may elect to receive a final distribution under the Plan as either a cash lump sum distribution or monthly installments over a specified period of time not to exceed the lesser of ten calendar years, the life expectancy of the participant or the joint life expectancy of the participant and his/her beneficiary as prescribed in the Treasury Regulations. For benefit payments equal to or less than $3,500, the Plan Administrator may direct the Trustee to make a lump sum payment to the participant or beneficiary. A participant has the option to receive the value of his/her PAYSOP account and the portion of his/her account invested in either the Union Pacific Company Stock Fund, the UPC Common Stock Fund or the UPR Group Stock Fund in cash or in shares of the respective company stock; in-kind distributions will be lump sum and any fractional shares will be distributed in cash.

           A withdrawal may be made by a participant from his/her account in accordance with the Plan's provisions.

           g. FORFEITURES - When certain terminations of participation in the Plan occur, the nonvested portion of a participant's account, as defined by the Plan, represents a potential forfeiture. Such potential forfeitures reduce subsequent Company contributions to the Plan. However, if upon reemployment the former participant fulfills certain requirements as defined in the Plan, the previously forfeited nonvested portion of the participant's account may be restored through Company contributions.

           Amounts summarized below represent Company contributions forfeited for the years ended December 31, 1996 and 1995.


                                                1996       1995
                                               -------    -------
              Company contributions forfeited  $60,984    $12,465
                                               =======    =======


2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           a. BASIS OF ACCOUNTING - The accounts of the Plan have been maintained in accordance with generally accepted accounting principles. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the financial statements and schedules are prepared in accordance with the financial reporting requirements of ERISA, as permitted by the Securities and Exchange Commission's amendments to Form 11-K adopted during 1990.

           b. VALUATION OF INVESTMENTS (STOCK AND MUTUAL FUNDS) - Investments in stock are stated at fair value based on closing sales prices reported on recognized securities exchanges on the last business day of the year. The mutual fund investments are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end. Dividend income is recorded as of the ex-dividend date. Security transactions are recorded as of the trade date.

           c.   VALUATION OF INVESTMENTS (INSURANCE CONTRACTS)   Investments in
           guaranteed investment contracts are valued at contract value which approximates fair value. Contract value represents cost plus reinvested interest.

           d. VALUATION OF INVESTMENTS (LOANS TO PARTICIPANTS) - Loans to participants are valued at cost plus accrued interest which approximates fair value.

           e. EXPENSES - The Plan's expenses are paid by the Company as provided by the Plan document.

           f. RECLASSIFICATIONS - Certain 1995 amounts have been reclassified to conform to the 1996 financial statement presentation.

3.         INVESTMENTS

At December 31, 1995, and until October 15, 1996, Plan investments were maintained in commingled funds of the Plan Trustee along with investments of another UPC-administered Thrift Plan, within a Master Trust. During 1995 and until October 15, 1996, assets, liabilities, investment income, and security gains and losses were allocated monthly to the Plan based on its equity in the investments of the Master Trust. At December 31, 1995, the Plan held percentage interests in a Master Trust of 17.1 in Company Stock (including PAYSOP), 33.8 in Equity Index, 34.2 in Fixed Income, 22.3 in the Loan Fund, 26.0 in Wellington, 28.1 in U.S. Growth, 24.4 in International Growth, 66.7 in VMMR Prime Portfolio, 100.0 in UPR Group Stock Fund, and 29.8 in Bond Index.

The Plan provides for separate funds for the investment of contributions. Participants may designate into which fund or funds their contributions are to be directed within specific limits. At December 31, 1996 and 1995, Union Pacific Company Stock, UPC Common Stock and PAYSOP are invested primarily in Union Pacific Common Stock. The UPC Common Stock Fund was established during 1996 as a result of the Distribution. Index Trust-500 Portfolio and Union Pacific Equity Index are invested in the Vanguard Index Trust 500 Portfolio Fund at December 31, 1996 and 1995, respectively, which are designed to closely track the investment performance of the Standard and Poor's 500 Composite Stock Index. At December 31, 1996 and 1995, UPR Fixed Income Fund and Union Pacific Fixed Income Fund, respectively, are comprised of investments in GICs bearing interest at 5.19% to 7.85% and 5.94% to 7.85%, respectively. GICs are held with insurance companies rated at least A-1 by Standard & Poors. The maturities of these GICs are generally not longer than five years and their principal and interest are unconditionally guaranteed by the respective insurance companies. At December 31, 1996 and 1995, respectively, UPR Fixed Income Fund and Union Pacific Fixed Income fund are also comprised of the Vanguard Investment Contract Trust, which is composed of contracts issued by financial institutions and backed by high quality bonds and bond mutual funds. As the GICs expire, the proceeds will be reinvested in the Vanguard Investment Contract Trust. Wellington is invested in the Vanguard/Wellington Fund at December 31, 1996, which is composed of common stocks and fixed-income securities. At December 31, 1996 and 1995, U.S. Growth is invested in Vanguard U.S. Growth Fund which is comprised of established U.S. growth stocks. International Growth is invested in the Vanguard International Growth Fund at December 31, 1996 and 1995, which is comprised of foreign common stocks with high growth potential. At December 31, 1996 and 1995, Bond Index is invested in the Vanguard Bond Index Fund which is designed to closely track the investment performance of the Salomon Brothers Broad Investment-Grade Bond Index. VMMR Prime Portfolio is a diversified money market investment fund invested and reinvested at December 31, 1996 and 1995, in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S. government securities, and other short-term obligations with the objective of preserving principal while providing income. Subsequent to the Offering, the UPR Group Stock Fund became an investment option for participants. However, only employer contributions are eligible for investment in the UPR Group Stock Fund. At December 31, 1996 and 1995, UPR Group Stock Fund is invested primarily in Union Pacific Resources Group Inc. Common Stock.

4.       PLAN AMENDMENTS

Effective August 1, 1996, certain provisions to the plan regarding participant loans and distributions were amended. Effective October 11, 1995, and November 1, 1995, the UPR Group Stock Fund and the VMMR Prime Portfolio, respectively, were added as investment alternatives under the Plan. Effective August 1, 1994, the Plan was amended to allow each participant to make daily elections to change his investment elections, transfer all or a portion of his interest in any Investment Fund, and/or elect to increase, reduce or totally suspend contributions being made. For plan years beginning on or after January 1, 1994, only the first $150,000 (as adjusted) of an employee's salary would be considered for contributions under the Plan. Effective April 1, 1993, the Plan was amended to provide that the account of a participant who cannot be located is forfeited and used to reduce Company match contributions to the Plan, pending reinstatement upon location. The Plan was amended and restated to reflect changes in the law, including those resulting from the Tax Reform Act of 1986. These amendments were approved by the Named Fiduciary - Plan Investments pursuant to a delegation of authority from the Company's, and previously UPC's, Board of Directors.


5.       FEDERAL INCOME TAXES

The Company has received a letter of determination from the Internal Revenue Service dated July 27, 1995, and the Plan Administrator and the Plan's tax counsel believe that the Plan, as subsequently amended, is currently designed and being operated in compliance with section 401(a) of the Internal Revenue Code of 1986, as amended. With respect to the operation of the Plan, Plan management is aware of certain operational defects which could adversely affect the tax- exempt status of the Plan. These operational defects will be corrected through the use of the Voluntary Compliance Resolution (VCR) program. Submission to the VCR program was originally made on August 5, 1996. A restated submission was made in early 1997.

Inasmuch as it is the opinion of Management that the Plan is qualified, employees participating in the Plan are not taxed on Company contributions made on their behalf, on employee contributions made on a pre-tax basis, on earnings on such Company contributions or pre-tax employee contributions, or on earnings on after-tax employee contributions, until any such amounts are distributed.
In addition, no provision for Federal income taxes has been made in the financial statements.


6.       PLAN TERMINATION

Although the Plan is intended to be continued by the Company, the Company reserves the right to amend or terminate the Plan. In the event of a Plan termination or partial termination, or the Company permanently ceases to make contributions, all invested amounts shall immediately vest and be nonforfeitable. All funds shall continue to be held for distribution as provided by the Plan.

7.       SUBSEQUENT EVENTS

The Plan was amended and restated effective January 1, 1997. Several changes, including the creation of a leveraged employee stock ownership provision (LESOP) and changes to the rules regarding participant vesting and eligibility, were made to the Plan. Details of the LESOP are described in more detail below. Participants should refer to the plan document for a complete description of the revised and amended Plan's provisions.

On January 2, 1997, the Trustee, on behalf of the Plan, borrowed $107,300,000 in the form of a note payable from the Company and purchased 3,700,000 shares of Common Stock of the Company in connection with the LESOP of the Plan. The note payable requires repayment of principal and interest thereon at a fixed rate of 7.5% per annum over 30 years beginning in January 1997. The note payable is collateralized by the unallocated shares held by the Trustee. The LESOP shares are held by the Trustee until released and allocated to participant's accounts. The LESOP shares are allocated to the participant accounts in amounts necessary to (a) meet the Company's 200% matching requirement and (b) replace the value of any dividends on LESOP shares allocated to the participant's LESOP account which were used to repay the note payable to the Company. Debt service payments are made by the Plan from Company matching contributions and dividends on the LESOP shares (whether or not allocated ).

UNION PACIFIC RESOURCES GROUP INC. EMPLOYEES' THRIFT PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1996
-------------------------------------------------------------------------------


                                                                       FAIR
                                                       COST            VALUE
                                                   ------------     ------------
UPC Common Stock                                   $  9,892,346     $ 21,843,698
UPR Fixed Income Fund                                43,155,831       43,143,620
Index Trust - 500 Portfolio                          45,132,465       48,065,001
Company Stock (PAYSOP)                                  917,576        2,917,842
Loan Fund (6% to 10% for 1 to 15 years)               5,053,489        5,053,489
Wellington                                            9,490,488       10,878,587
U.S. Growth                                           9,426,447       11,134,463
International Growth                                  7,228,037        8,293,049
Bond Index                                            1,565,774        1,573,957
UPR Group Stock Fund                                 12,217,425       17,426,039
VMMR Prime Portfolio                                  1,055,230        1,055,230
Union Pacific Company Stock                                 137              142
Union Pacific Equity Index                                  344              594
Union Pacific Fixed Income                               16,063           15,988
                                                   ------------     ------------
                                                   $145,151,652     $171,401,699
                                                   ============     ============

UNION PACIFIC RESOURCES GROUP INC. EMPLOYEES' THRIFT PLAN

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------------


                                                                                           VALUE OF
                                                                                           ASSET ON
                                              PURCHASE        SELLING        COST OF      TRANSACTION     NET GAIN
            IDENTITY OF ISSUE                  PRICE           PRICE          ASSET          DATE         OR LOSS
            -----------------               ------------   ------------   ------------   ------------   ------------
       INDIVIDUAL TRANSACTIONS IN EXCESS
            OF 5% OF PLAN ASSETS:
Union Pacific Company Stock                                $ 29,809,399   $ 16,040,098   $ 29,809,399   $ 13,769,301
Union Pacific Equity Index                                   44,480,963     29,352,693     44,480,963     15,128,270
Union Pacific Fixed Income                                   43,960,107     44,193,689     43,960,107       (233,582)
Union Pacific Common Stock                  $ 16,040,098                                   16,040,098
Union Pacific Resources Fixed Income Fund     43,960,107                                   43,960,107
Vanguard Index Trust - 500 Portfolio          44,480,963                                   44,480,963

       SERIES OF TRANSACTIONS IN EXCESS
            OF 5% OF PLAN ASSETS:

Union Pacific Company Stock                                $ 30,189,132   $ 27,360,000   $ 30,189,132   $  2,829,132
Union Pacific Equity Index                                   49,399,098     44,405,843     49,399,098      4,993,255
Union Pacific Fixed Income                                   52,768,691     52,746,210     52,768,691         22,481
Union Pacific Fixed Income                  $  7,444,635                                    7,444,635
Union Pacific Resources Group Stock Fund       7,397,986                                    7,397,986
Union Pacific Common Stock                    27,284,781                                   27,284,781
Union Pacific Resources Fixed Income Fund     46,287,242                                   46,287,242
Vanguard Index Trust - 500 Portfolio          46,701,985                                   46,701,985


Page 13